                                                                   EXHIBIT 10.43

                           CONTRACT FOR THE SUPPLY OF
                        CRUDE OIL FROM THE PARISIAN BASIN


BETWEEN:

ELF ANTAR FRANCE, having a share capital of 1,422,2 15,000 francs, registered office Tour Elf, 2 place de la Coupole, La Defense 6,924OO COURBEVOIE, Nanterre company number B 302 556 832 (hereinafter referred to as " the Purchaser"), represented by Robert DUCHESNE, , acting in his capacity of Procurement and Marketing Manager and duly authorised for the purposes hereof of the fast part AND MIDLAND MADISON PETROLEUM COMPANY, general partnership with a share capital of 1,000,OOO francs, registered office 16 Place Vendome, 75001 PARIS, Paris company number B 391727 450 (hereinafter referred to as "the Vendor", represented by Erik DALBIEZ , acting in his capacity of Manager and duly authorised for the purposes hereof of the second part hereinafter collectively referred to as 'the parties"

IT HAS BEEN AGREED AS FOLLOWS:

                                   DEFINITIONS

The parties agree that in this contract ("the contract") the terms hereinbelow shall have the following meanings:

- REPRESENTATIVE SAMPLE OF DAILY DELIVERIES:

     A sample taken by mixing and homogenizing samples from the Grandpuits refinery in trucks delivering between 0 and 2400H each day crude deriving from the same concession.

- REPRESENTATIVE SAMPLE OF MONTHLY DELIVERIES:

     For pipeline deliveries, sampling done by an on-line automatic sampler associated with the outlet for crude conveyed by pipeline between OH of the first day of a given month and 2400H of the last day of the said month.

     For deliveries by truck, a sample taken by mixing and homogenizing samples from trucks from the same concession between OH of the first day of a given month and 2400 H of the last day of the said month.

- DELIVERY FOR MONTH M:

     This corresponds to the volume of crude free of water and sediment expressed in barrels at 60" F (the barrel by M3 factor used shall be equal to 6.29) and delivered to Grandpuits between OH of the fast day of a given month and 2400H of the last day of the said month.

BATCH DELIVERED:

     Each batch delivered by pipeline corresponds to the sum of the consignments made daily from to 2400H between OH Monday and 2400H Sunday.

     At the beginning of the month, the batch delivered by pipeline shall consist of daily consi between OH00 on the first day of the month and 24HOO of the first Sunday. At the end month the batch delivered by pipeline shall consist of daily despatches between OH00 on Monday of the month and 24HOO of the last day of the month.


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


- CLOSURE OF THE GRANDPUITS REFINERY:

     For the purposes hereof the date of closure of the refinery shall be the date of expiration of the period of one month following notification of the Administration by the Purchaser of the decision to close pursuant to the Oil Industry Law of 92-1443 of December 31, 1992.

     In the event that the declaration of closure is made to the authorities after shipments are halted, the date of closure shall be deemed to be the date of receipt at the Le Havre oil terminus of the last tonne of oil imported for processing in the Grandpuits refinery.

- CONCESSION: in this contract, the term "Concession " applies to all the following:

    - Exploration licence,

    - Exploitation concession,

1. PURPOSE OF CONTRACT

The Vendor agrees to sell the Producer and deliver to the Purchaser, and the Purchaser agrees to buy from the Vendor, in accordance with the methods and conditions set out herein, the portion of crude oil production extracted from the concessions held by the Vendor as set out hereinafter :

                     CHAMPROSE (100%) and CHARMOTTES (100%)

The Vendor may additionally make an offer to the Purchaser by certified letter with acknowledgment of receipt to buy from it all that part of the production it is entitled to as new exploration in the Parisian basin for the term of the contract under the same conditions as those herein for a crude of equivalent quality. The Purchaser shall have a period of one month from receipt of the Vendor's request to notify the Vendor by certified letter with acknowledgment of receipt of its acceptance or rejection of the offer. Should the Purchaser approve, the Contract shall be given a rider.

The Vendor may also make an offer to the Purchaser by certified letter with acknowledgment of receipt to buy from it all its production sourced from the Vendor's acquisition of already existing production in the Paris basin, for the term of the contract under the same conditions as those herein for a crude of equivalent quality. The Purchaser shall have a period of one month from receipt of the Vendor's request to notify the Vendor by certified letter with acknowledgment of receipt of its acceptance or rejection of the offer. Should the Purchaser approve, the Contract shall be given a rider.

In the event that the production of crude oil the subject-matter of this Contract, such as production of crude oil from new operations, should be shared between several producers, only those portions of the production belonging to the Vendor shall benefit from the terms hereof. In consequence thereof, the Vendor agrees to inform the Purchaser by certified letter with acknowledgment of receipt within one month of any changes of associates and any change in the amount of its share in the concession.

In any event the Purchaser shall not be obliged to accept under the terms of this contract a quantity of crude oil greater than 100,000 metric tonnes per annum.

2. PRICE

The price P (in French Francs per US barrel of crude oil free of sediment and water delivered in the Grandpuits refinery crude vats) shall be obtained by applying the following formula:

                                   P=(A+B+C)xD

A is equal in value to the arithmetic mean of all average daily quotations (spot assessment) of the Dated Brent published in Platt's Oil Market Wire during month M + 1 for the month M deliveries

The value of B is equal to : -1.50 USD/bbl (minus one dollar and sixty cents per barrel).

The value of C is equal to 0 for pipeline deliveries and -0.30 USD/bbl (minus thirty cents perfor truck deliveries.

D is equal in value to the arithmetic mean of all average daily quotations for the exchange rate French francs of the US dollar, as indicated by the Banque de France and subsequently published French Republic Official Gazette during month M+ 1 (for the month M deliveries).

Items A,B,C,D, and P shall be rounded up to two decimal places.

3. DUTIES AND TAXES

All duties, taxes, income tax, royalties or other charges on the contract crude oil shall be borne by the Vendor.

4. INVOICING AND PAYMENT

The Vendor shall make out its invoices on the basis of net quantities received at refinery by the Purchaser during a given month.

Payment for supply of crude oil under the Contract shall be made in French francs in France by bank transfer.

Payment shall be made within six working days of the date of issue of the invoice, which the Vendor agrees to send to the Purchaser by fax and post the same day.

5. DETERMINATION OF QUANTITIES DELIVERED

The monthly quantities of crude oil free of water and sediment to be taken into account for invoicing shall be determined :

     - For truck deliveries to the Grandpuits refinery on the basis of representative samples of the monthly deliveries corresponding to each Concession and quantities measured by weighing on the weighbridges at the Grandpuits refinery.

The weighbridges are approved MIS and calibrated twice a year, once in the presence of the DRIIE

     - For pipeline deliveries to the Grandpuits refinery on the basis of analyses of the representative sample from each batch delivered in the month or in default thereof the representative sample from monthly deliveries corresponding to each Concession and quantities measured by an approved MIS counting system and transmitted by the operator of the Purchaser's pipeline.

The counting device is calibrated twice a year, once in the presence of the DRIRE.

If the difference between 2 calibrations is greater than 0.2% the frequency of calibration may by consent of both parties be increased to 3 months.

In the event of an anomaly detected by the Purchaser or the Vendor the measurement of the quantities delivered by pipeline shall be made by both parties on the basis of quantities measured by dipping in the transport vats.

An estimate of the quantity delivered in month M shall be provided to the Purchaser by the Vendor on the 15" of month M-l.

6. QUALITY

Analyses shall be carried out in accordance with the following methods :

Density:                        ASTM D5002
Water content:                        ASTM D4006
Sediment content:               ASTM D473
Salt content:                         ASTM D3230
REID Vapour Pressure:           ASTM D323
Pour point:                           ASTM D97

Crude oil deliveries should satisfy the following specifications:

- Water content less than 0.5%

- REID Vapour Pressure at 37.8 C less than 0.8 bar

- Chloride content less than 100 mg of NaCl/l

- Pour point < 6 C for pipeline transport.- the crude shall be of the quality usually produced on the Concession and shall be known to be of commercial quality.

- the crude oil shall not have undergone other operations than pouring, dehydration and de-salting.

- Any addition of chemical products by the Vendor to the crude oil must have the prior written approval of the Purchaser before use.

All trucks are to be checked by the Purchaser when being drained before emptying.

Should water be present when draining the trunk the tank is drained before being emptied or rejected by the Purchaser.

7. MONITORING CRUDE OIL QUALITY

For pipeline reception the monitoring of crude oil quality shall be carried out by an independent laboratory approved by the parties, according to the methods outlined in clause 6, upon the representative sample from each batch delivered in the month or in default thereof upon the representative sample from monthly deliveries, obtained by an automatic sampler at the start of the pipeline.

Each representative sample shall be divided into four samples each stored in a sterile bottle and distributed as follows :

- 1 for the Purchaser

- 1 for the Vendor

- 1 for the independent laboratory

- 1 in reserve.

Each sample shall be sealed, labeled, and kept for a period of two months. In the event that analysis results are disputed by either party the reserve sample shall be analysed by a neutral laboratory, chosen by agreement of the parties. The said laboratory's conclusions shall be binding on the parties.

Expenses arising from analyses of samples from pipeline deliveries shall be borne by the Vendor.


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
For truck reception the monitoring of the crude oil quality shall be by analysis, using the methods outlined in clause 6, of the representative sample from daily deliveries made by the refinery in accordance with the following sampling rule:


    Monthly Reception per         Average Number of Trucks per
          Concession                          Day                    Number of Daily Samples
    ---------------------         ----------------------------       -----------------------
            <1500                              <3                               1
          1500-4000                          3 to 6                             2
          4000-10000                        8 to 20                             3
  for each additional 10,000                  +20                              +1


The refinery shall keep the representative samples from monthly deliveries for each Concession for a period of two months.

Analyses of samples from truck deliveries shall be at the Vendor's expense.

In the event that analysis results are disputed, the Vendor must notify the Purchaser by the 15th of the month following the month of reception of the crude oil at the latest. The said sample shall be analysed by a neutral laboratory, chosen by agreement of the parties. The said laboratory's conclusions shall be binding on the parties.

For both truck and pipeline reception: in the event that the first laboratory's cost of analyses made by the second laboratory shall be borne by the party making an objection or the Vendor if the crude is found not to be of the required quality.

8. PRODUCTION CHARGES AND DATA TRANSFER.

With respect to Concessions operated by several producers or the transporting of crude oil for a third party, production charges payable respectively to the Vendor and other producers shall be calculated by application of the rules hereinbelow.

For delivery on behalf of producers operating the same Concession, the quantity of crude due to each producer is calculated monthly for each Concession by multiplying the producer's share in the Concession by the total quantity of crude free of water and sediment delivered over the month.

The quantities of crude free of water and sediment accepted for invoicing are those calculated by the Grandpuits refinery for lorry deliveries and by the pipeline operator for pipeline deliveries.

With respect to pipeline deliveries the monthly summary of "Gross" volumes and net quantities sold by each producer of crude conveyed by pipeline shall be sent by the pipeline operator to the Purchaser on the second working day of the month following the month of delivery at the latest.

9. TRANSPORTING CRUDE AND TRANSFER OF OWNERSHIP

Transport shall be organised by the Vendor at its own-risk and expense in compliance with the refinery's rules for the reception of crude (particularly opening hours for "shipments" at the refinery).

The Vendor shall deliver and the Purchaser shall buy the contract quantities brought to the entrance of the Grandpuits Refinery's storage facilities.

The Purchaser shall become owner of the quantities delivered at the refinery and all risks pertaining thereto shall be are to be borne by the operator by it when the crude oil passes the connecting flange of the storage facilities at the refinery.

10. ASSIGNMENT OF CONTRACT

Neither the Purchaser nor the Vendor may assign all or part of their rights or obligations under the Contract to any other company without having first obtained the written consent of the other party.

However, no prior approval of the Vendor or the Purchaser shall be necessary in the event of assignment to one of the affiliated companies of either party.

"Affiliated Company" means any company in which either party holds directly or indirectly more than 50% of the capital.

In the event of assignment, the Purchaser and/or the Vendor shall remain jointly liable to the other party for full performance of the Contract by the assignee company.

11. TERM OF CONTRACT

This contract shall take effect on 01/01/97.

It is agreed to have a term of three years.

It may then be renewed automatically for periods of one year unless notice is given by certified letter with acknowledgment of receipt by either of the parties at least six months before the due date.

12. STORAGE AND TRANSPORT BY PLIF

In the event of repudiation of the contract by the Purchaser the Vendor agrees to transport the crude oil produced by the Vendor between Grandpuits and Gargenville via the PLIF (Ile de France Pipeline). The said agreement shall result in signature by both parties of a transport contract with a term of 96 months, within six months of repudiation of the Contract.

The services provided for in the said transport contract shall include:

- storage and handling at Grandpuits

- transport via PLIF in regular batches not less than 20,000 m3 in size

- storage and handling at Gargenville.

They shall be invoiced at rates comparable to those practised in the petroleum profession for identical services, taking into account the costs relating to logistic constraints upon the Purchaser, especially but not exhaustively:

- operations preliminary to placing the crude on line.

- Working over the pipeline.

It is hereby agreed that:

    - during the first period of 48 months the Purchaser may not repudiate the transport contract save for force majeure. During the second period of 48 months the Purchaser may repudiate the transport contract at 6 months' notice.,

    - however, in the event of closure of the GRANDPUITS refinery, the Purchaser may repudiate the transport contract at 2 years' notice during the first period of 48 months and at 6 months' notice during the second period of 48 months.


13. EQUITY CLAUSE

If during the term of the Contract one of the parties considers itself no longer able to continue performance of the same, solely for reasons beyond its control having the effect of causing it to suffer costs that should not in conscience be imposed upon it, the party concerned shall notify the other by certitied letter with acknowledgment of receipt, and both parties shall confer for the purpose of adopting appropriate measures in the circumstances in their mutual interest.

If after two months from the date of receipt of the abovementioned letter, the Parties fail to agree on the steps to be taken, the Contract may lawfully be repudiated with no compensation payable at either party's demand at one month's notice by certified letter with acknowledgment of receipt.

14. PRIOR CONTRACTS

This contract renders null and void and replaces any contract previously made between the parties for the sale and transport of the crude which is the subject-matter of the Contract.

15. GOVERNING LAW

French shall be the language of the contract.

The laws of France shall be applied to the interpretation and application of the terms of the Contract.

16. JURISDICTION

In the event of dispute over the interpretation or performance hereof the Tribunal de Commerce at Paris shall have sole jurisdiction.

17. FORCE MAJEURE

If either party cannot undertake or continue performance of all or part of its obligations and intends to avail itself of a claim of force majeure it is obliged to advise the other party immediately.

It must do so by the most rapid means and confirm by certified letter with acknowledgment of receipt, providing evidence of the unforeseeable, unavoidable and external nature of the event that renders it incapable of undertaking or continuing performance of its obligations.

In any event the affected party must use its best endeavors to remedy the non-performance of its obligations.

The following shall be deemed to be cases of force majeure :

- Strikes or other social unrest, whatever the cause thereof, even if the problems can yielding to the workers' demands ;

- Natural disasters, fire, or explosion;

The periods for which performance of the said obligations is delayed shall be added to the normal term of the Contract, but may not in any circumstances be greater than 6 months. Beyond that period each of the parties shall have the right to repudiate the Contract.



DATED December 26 1996
SIGNED AT Paris (two original copies)
For MIDLAND MADISON

/s/ Eric Dalbiez
--------------------------------
ERIC DALBIEZ
For ELF ANTAR FRANCE

/s/ Robert Duchesne
--------------------------------
ROBERT DUCHESNE

                                   RIDER NO. 1
                  CONTRACT FOR THE SUPPLY OF PARISIAN CRUDE OIL
                                   12/26/1996

BETWEEN:

ELF ANTAR FRANCE, a public limited company with a share capital of 1,422,2 15,QOO francs, registered office Tour Elf, 2 place de la Coupole, LA Defense 6,924OO COURBEVOIE, Nanterre company number B 302 556 832 (hereinafter referred to as " the Purchaser"), represented by Robert DUCHESNE, , acting in his capacity of Purchasing outlets Manager and duly authorised for the purposes hereof of the first part

AND MADISON / CHART ENERGY, limited partnership with a capital of I,781,400 francs, registered office situate at 16 Place Vendome, 75001 PARIS, Paris company number B 391 727 450 (hereinafter referred to as "the Vendor", represented by Erik DALBIEZ , acting in his capacity of Chief Executive Officer of Madison Oil France plc, Manager of Madison / Chart Energy, and duly authorised for the purposes hereof of the second part hereinafter collectively referred to as "the parties".

It has been agreed as follows:

     A. PURPOSE OF CONTRACT

The contract for the supply of Parisian crude oil dated December 26, 1996 is hereby amended to take account of the transfer to the Vendor of the EAEPF share in the wells and concessions at Neocomien as from 01/10/97.

In consequence whereof clauses 1 and 2 of the contract dated December 26, 1996 are henceforth expressed as follows:

1. PURPOSE OF CONTRACT

The Vendor agrees to sell and deliver to the Purchaser, and the Purchaser agrees to buy from the Vendor, in accordance with the methods and conditions set out herein, the portion of crude oil production extracted from the concessions held by the Vendor as set out hereinafter:

                  - CHAMPROSE               100%
                  - CHARMOTTES              100%
                  - NEOCOMIEN               100%

                  (SAINT FIRMIN, CHATEAURENARD, CHUELLES and COURTENAY)

The Vendor may additionally make an offer to the Purchaser by certified letter with acknowledgment of receipt to buy from it all that part of the production it is entitled to as new exploration in the Parisian basin for the term of the contract under the same conditions as those herein for a crude of equivalent quality. The Purchaser shall have a period of one month from receipt of the Vendor's request to notify the Vendor by certified letter with acknowledgment of receipt of its acceptance or rejection of the offer. Should the Purchaser approve, a rider shall be added to the Contract.

The Vendor may also make an offer to the Purchaser by certified letter with acknowledgement of receipt to buy from it all its production sourced from the Vendor's acquisition of already exis the Paris basin, for the term of the contract under the same conditions as those herein fo equivalent quality. The purchaser shall have a period of one month from receipt of the request to notify the Vendor by certified letter with acknowledgment of receipt of its acceptance or rejection of the offer. Should the Purchaser approve, a rider shall be added to the Contract.

In the event that the production of crude oil the subject-matter of this Contract, such as production of crude oil from new operations, should be shared between several producers, only those portions of the production belonging to the Vendor shall benefit from then terms hereof. In consequence thereof, the Vendor agrees to inform the Purchaser by certified letter with acknowledgment of receipt within one month of any changes of associates and-any change in the amount of its share in the concession.

In any event the Purchaser shall not be obliged to accept under the terms of this contract a quantity of crude oil greater than 100,000 metric tonnes per annum.

2. PRICE

The price P (in French Francs per US barrel of crude oil free of sediment and water delivered in the Grandpuits refinery crude vats) shall be obtained by applying the following formula:

                                   P=(A+B+C)xD

A is equal in value to the arithmetic mean of all average daily quotations (spot assessment) of the Dated Brent published in Platt's Oil Market Wire during month M + 1 for the month M deliveries.

The value of B is equal to: - 1.60 USD/bbl (minus one dollar and sixty cents per barrel) for the crude from the fields of:

CHAMPROSE
CHARMOTTES

The value of B is equal to: -2.15 USD/bbl (minus two dollars fifteen cents per barrel) for the crude from the fields of:

NEOCOMIEN (SAINT FIRMM, CHATEAURENARD, CHUELLES and COURTENAY)

The value of C is equal to 0 for pipeline deliveries and -0.30 USD/bbl (minus thirty cents per barrel) for truck deliveries.

D is equal in value to the arithmetic mean of all average daily quotations for the exchange rate in French francs of the US dollar, as indicated by the Banque de France and subsequently published in the French Republic Official Gazette during month M+ 1 (for the month M deliveries).

Items A,B,C,D, and P shall be rounded to two decimal places.

     B. EFFECTIVE DATE OF THIS RIDER

This rider shall take effect on October 1, 1997.

The other terms of the contract dated December 26, 1996 shall remain unchanged.

DATED March 30, 1998
SIGNED AT Paris (two copies)
For MADISON / CHART ENERGY For ELF ANTAR FRANCE

/s/ Erik Dalbiez
--------------------------------
ERIK DALBIEZ

/s/ Robert Duchesne
--------------------------------
ROBERT DUCHESNE.

                                   RIDER NO. 2
                TO THE CONTRACT FOR SUPPLY OF PARISIAN CRUDE OIL

BETWEEN:

ELF ANTAR FRANCE, a public limited company having a share capital of 1,422,2 15,000 francs, registered office Tour Elf, 2 place de la Coupole, La Defense 6,924OO COURBEVOIE, Nanterre company number B 302 556 832 (hereinafter referred to as " the Purchaser"), represented by Patrick NICOLAS, acting in his capacity of Purchasing Logistics Manager and duly authorised for the purposes hereof of the first part

AND MADISON / CHART ENERGY, limited partnership with a capital of 1,78 1,400 francs, registered office 13/15 boulevard de la Madeleine, 75001 PARIS, Paris company number B 391 727 450 (hereinafter referred to as "the Vendor", represented by Etik DALBIEZ , acting in his capacity of Chief Executive Officer of Madison Oil France plc, Manager of Madison I Chart Energy, and duly authorised for the purposes hereof of the second part hereinafter collectively referred to as 'the parties"

It has been agreed as follows:

A. PURPOSE OF THE CONTRACT

The contract for supply of Parisian crude oil dated December 26,1996 and the rider of March 30,1998 are hereby amended to take account of the following amendments:

- review of the pricing formula.

- Changes to the payment schedule (dependent on the period for determining item A)

- Amendment of the contractual payment schedule.

- Insertion of a confidentiality clause,

In consequence whereof clauses 2,4 and 11 of the contract dated December 26, 1996 and the rider of March 30,1998 and the new clause 18 are henceforth expressed as follows:

"2. PRICE

2.1 The price P (in French Francs per US barrel of crude oil free of sediment and water delivered in the Grandpuits refinery crude tanks) shall be obtained by applying the following formula: P=(A+B+C)xT/D

2.2 A is equal in value to the arithmetic mean of all average daily quotations (spot assessment) of the Dated Brent published in Platt's Oil Market Wire during month M for the month M deliveries

2.2 1 For crude from the fields of:

         CHAMPROSE
         CHARMOTTES

The value of B is defined as follows:

B= -l $US/bbl if A be less than or equal to $l0/bbl
B= -A/ $ US l0/bbl if A be greater than $l0/bbl and if A be less than $20/bbl B= -$ US 2/bbl if A be greater than or equal to $20/bbl

2.22 For crude from the fields of:

NEOCOMIEN (SAINT FIRMM, CHATEAURENARD, CHUELLES and COURTENAY) The value of B is defined as follows:


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


B= - $ US 1.25/ bbl if A be less than or equal to $l0/bbl
B= -A/ $ US 8/bbl if A be greater than $10/bbl and if A be less than $21/bbl B= - $ US 2.625 / bbl if A be greater than or equal to $21/bbl

2.3 The value of C is equal to 0 for pipeline deliveries and -0.30 USD/bbl (minus, thirty cents per barrel) for truck deliveries.

2.4 D is equal in value to the arithmetic mean of all average daily quotations for the exchange rate in US dollars of the Euro, as indicated by the Banque Centrale Europbemre and subsequently published in the French Republic Official Gazette during month M (for the month M deliveries).

2.5 The rate of conversion of the Euro into francs, T = 6.55957 FF/Euro.

2.6 If the Platt quotations and the dollar quotations cease to be published, the parties shall confer as soon as possible to agree on the necessary amendments to this contract.

2.7 Rounding rules:

Item D shall be rounded to four decimal places.

If the fifth decimal is greater than or equal to 5, the fourth decimal shall be rounded up,

If the fifth decimal is less than 5, the fourth decimal shall remain unchanged.

Item A shall be rounded to two decimal places,

Item B shall be rounded to two decimal places,

Item P shall be rounded to two decimal places,

If the third decimal is greater than or equal to 5, the second decimal shall be rounded up,

If the third decimal is less than 5, the second decimal shall remain unchanged.

2.8 The Purchaser's option with respect to the period for fixing A and D

If during a given month M-l the value A exceeds $15 / bbl the Purchaser shall have the option of reverting for month M deliveries to a reference period "month M + 1" for the quotations used in the calculation of A and D. In that case the Purchaser shall inform the Vendor, by facsimile or certified letter with acknowledgment of receipt, of the altered reference period before the 8" working day of month M.

4. INVOICING AND PAYMENT

The Vendor shall make out its invoices on the basis of net quantities expressed in full barrels and received at refinery by the Purchaser during a given month. Payment for supply of crude oil under the Contract shall be made in French francs in France by bank transfer.
Payment shall be made within six working days of the date of issue of the invoice, which the Vendor agrees to send to the Purchaser by facsimile and post the same day.

11 TERM OF CONTRACT

This contract shall take effect on 01/03/99 and shall remain in force until 31/12/2002. It may then be renewed automatically for periods of one year unless notice is given by with acknowledgment of receipt by either of the parties at least six months before the due date.

18. CONFIDENTIALITY CLAUSE.

Information given by the parties pursuant to this contract must be considered confidential and may not in any circumstances given by the Purchaser or the Vendor to third parties, without the written consent of the other party.

Similarly, all associates of the Purchaser or the Vendor must observe professional secrecy with respect to all information to which they are privy pursuant to this contract save with the prior written authority of the other party.

It is agreed that the confidentiality undertakings as defined in this clause shall remain valid for the whole term of this contract and remain in force for two years after the expiration of the said contract."

B. CLAUSES IN FORCE

The other terms of the contract dated December 26, 1996 and the rider dated March 30, 1998 which are not amended by this rider remain in force.

DATED March 29, 1999
SIGNED AT Paris La Dkfense (two copies)
For MADISON / CHART ENERGY

/s/ Eric Dalbiez
-----------------------------------
Erik DALBIEZ
For ELF ANTAR FRANCE

/s/Patrick Nicolas
-----------------------------------
Patrick NICOLAS

                                   APPENDIX 1
                           INVOICING AND PAYMENT TERMS

1) INVOICING

As of the signature of this Scale Agreement, the Seller shall send the
Purchaser:

     a) an invoice for an amount of USD 9,670,OOO (nine million six hundred and seventy thousand United States dollars) to which VAT shall be added. VAT shall be calculated on the equivalent in French francs of said sum converted at the rate in force as published in the Journal Oficiel [Official gazette of laws and regulations] by Banque de France on the date of invoicing.

     b) an invoice for an amount of USD 330,000 (three hundred and thirty thousand United States dollars).

2) INCOME FROM THE SALE OF CRUDE

As of the signature of this Sale and Assignment Agreement, the Seller shall cancel all of the invoices made for transitional purposes for quantities of oil delivered to refinery between 1 October 1997 and 31 May 1998. It shall replace them with invoices for the same quantities, established on the basis of the conditions concluded between the Purchaser and Elf Antar France, the amount of which, calculated in dollars, shall be deducted from the second payment provided for in Article 3(ii) hereinbelow. The Purchaser shall invoice Elf Antar France directly for the quantities delivered to refinery as of 1 June 1998.

3) PAYMENT OF THE PRICE

Payment shall be made according to the following terms:

     (i) 1st instalment: within ten working days of the execution of this Sale and Assignment Agreement, the Purchaser shall pay the Seller the sum of USD 330,000 (three hundred and thirty thousand United States dollars)

     (ii) 2nd instalment: within ten working days as of the signature of this Sale and Assignment Agreement the Purchaser shall pay the Seller the sum of USD 5,670,OOO (five million six hundred and seventy thousand United States dollars), from which shall be deducted the income collected by the Seller as described in Article 2 hereinabove.

     (iii) Payment of the outstanding balance:

The remainder of the price, i.e. USD 4,000,OOO (four million United States dollars) (the Balance) shall be the subject of seven half-yearly payments of a unitary amount of USD 571,400 (five hundred and seventy-one thousand four hundred United States dollars) adjusted by a coefficient determined by the arithmetical average (P) of all of the Brent daily spot assessments published in Platts Oil Market Wider during the previous calendar half-year.

The applicable coefficients, functions of the value of P, shall be as follows:


  PRICE PER BARREL            COEFFICIENT
 ------------------           -----------
       P < or = 12.50               0%
  12.5 < P < or = 13.50            15%
  13.5 < P < or = 14.50            35%
  14.5 < P < or = 15.50            55%
  15.5 < P < or = 16.50            70%
  16.5 < P < or = 17.50            85%
  17.5 < P < or = 18.50           100%
  18.5 < P < or = 19.50           120%
  19.5 < P < or = 20.50           140%
  20.5 < P < or = 21.50           160%
  21.5 < P < or = 22.50           180%
       P > 22.50                  200%

The seven payments shall fall on the following due dates:

January 31, 1999
July 31, 1999
January 31, 2000
July 31, 2000
January 31, 2001
July 31, 2001
January 31, 2002

On the hypothesis that the application of the preceding conditions does not allow exhaustion of the Balance and interest on the last due date, namely January 3 1, 2002, the Purchaser shall pay the Vendor a royalty calculated on the basis of 2 USD (two dollars) per barrel produced, at an average Brent price of between USD 17.50 and USD 18.50. Payment of that royalty shall fall on the following dates :

                  July 31, 2002
                  January 31, 2003
                  July 31, 2003
                  January 31, 2004

The royalty shall be adjusted by a coefficient taking into account of the average Brent price over-the preceding calendar week, the adjustment coefficients being the same as those stipulated in the scale above. Royalties paid shall be deductible from the Balance and no royalty shall be owed and interest are paid off.

As of January 3 1, 1999 sums owed to the assignor shall be increased by interest calculated on the basis of the LIBOR plus 1.75%. Interest owing on each due date shall be calculated on the basis of sums owing on that due date only, the balance of the interest incurred being payable on the final date, namely January 3 1, 2004.

The Purchaser may accelerate discharge of its debt at any time without penalty. In the event of lasting decrease or stagnation, over and above current conditions, of the price at which the Purchaser can release its production, putting at risk the economic balance of this contract, the Parties shall confer to modify the conditions contained in this paragraph 3(lii).
VAT owed by the Purchaser on the amount referred to in clause l(a) above shall be certified as being transferred to Elf Antar France. As soon as Elf Antar France shall have paid the amount to the Purchaser, the Purchaser shall on the same day repay the same amount to the assignor.

ELF AQUITAINE EXPLORATION PRODUCTION FRAME

Postal address:
P.O. Box 22-64170 Lacq
Telephone: +33 (0) 5 59 92 22 22
Central telex /Lacq 500 804

                                            MADISON CHART/Energy
                                            13-15 rue de la Madeleine
                                            75001 PARIS
                                            Attention : Mr E. DALBIEZ

Our ref.: EP/F/JUR - OL/No. 00.93
Re: Assignment agreement dated August 20, 1998

Dear Sir,

I am following up our conversations concerning the application of clause 3 "payment" in Schedule 1 (" invoicing and payment procedures") of the assignment agreement dated August 20, 1998 re interest applicable when paying the balance of the consideration in 7 instalments before January 3 1,2002, on the dates specified in the said schedule 1.

In order to settle the issue, EAEPF and Madison CharVEnergy have agreed on the following method of calculating the interest owing on each of the 5 instalments accrued or accruing between Jamtary 3 1, 2000 and January 3 1,2002, noting that calculation of the interest for the instalments between January 3 1, 1999 and July 3 1 1999 is not in dispute and the said instalments are paid in full.

The sums owing to the assignor on each instalment date are to be increased by interest calculated on the amount owing for the said in&&rent, as follows:

a) for the six month period leading up to the instalment date the rate of interest shall be the USD Libor rate six month quote at London two working days before the commencement of the said six month period plus 1.75%;

b) for the preceding six month periods, commencing on February 1, 1999 and ending on the eve of the first day of the six month period referred to above in
a), the rate of interest shall be the six month USD Libor rate for each of the six month periods since January 31 ,1999 previously used to calculate the interest for payments made on preceding instalment dates with no margin applied;
c) the calculation of interest follows the LIBOR USD market rule: the amount of interest owing is obtained by dividing the annual interest on a payment by 360 and multiplying the said amount by the number of days in each six month period including the first and last day of the period being the instalment date on which payment is due.

The amount of interest, determined in accordance with the aforementioned conditions, is paid with the consideration payment corresponding to the instalment date.

The said conditions are used to determine each invoicing of interest. A copy of an invoice accompanied by an explanatory table showing the breakdown of interest accrued and due hereto bv wav of illustration: the said invoice regularizes the amount of interest owing at January 31, 2000 instalment date, for which a provisional payment has been made of USD 37,486 January 31, 2000 value.

If the whole of then balance and interest be not repaid on January 31,2002, the said balance shall be repaid by application of payment and instalment dates provided for in clause 1 of schedule 3 of the contract, together with interest calculated in accordance with the provisions of paragraphs a), b) and c) hereinabove.

This contractual letter supplements clause 3 of Schedule No. 1 of the assignment agreement dated August 20, 1998.

I should be grateful if you would send back the duplicate of this letter with your signature to indicate your agreement to these conditions.

Yours Faithfully,
DATED July 21, 2000
SIGNED AT Lacq (two copies)
For Elf aquitaine exploration
production france

/s/ C. Gueritte
--------------------
C. GUERITTE

For Madison Chart Energy

/s/ Erik Dalbiez
--------------------
E. DALBIEZ